Exhibit 4.2

EXECUTION VERSION

SECOND AMENDMENT AND RESTATEMENT AGREEMENT

DATED 4 MARCH 2021

between

RED FOOTBALL LIMITED

as Company

MANCHESTER UNITED FOOTBALL CLUB LIMITED

as Borrower

and

BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY

as Agent

relating to a

REVOLVING FACILITIES AGREEMENT

dated 22 May 2015 as amended pursuant to an amendment letter dated 7

October 2015 and as amended and restated pursuant to an amendment and restatement agreement dated 4 April 2019

TABLE OF CONTENTS

Clause No.		Page No.

1	DEFINITIONS AND INTERPRETATION	2

2	AMENDMENT AND RESTATEMENT	3

3	REPRESENTATIONS AND WARRANTIES	3

4	EFFECTIVE DATE	3

5	FEES AND EXPENSES	4

6	CONSENT OF THE GUARANTORS	4

7	MISCELLANEOUS	4

8	THIRD PARTY RIGHTS	5

9	GOVERNING LAW	5

SCHEDULE 1 - Conditions Precedent to the Effective Date		6

SCHEDULE 2 – Amended and Restated Facility Agreement		7

This SECOND AMENDMENT AND RESTATEMENT AGREEMENT (the “Second Amendment and Restatement Agreement”) is made the  4 March 2021 among:

(1)	RED FOOTBALL LIMITED (registration number 5370076) (the “Company”);
(2)	MANCHESTER UNITED FOOTBALL CLUB LIMITED (registration number 00095489) (the “Borrower”); and
(3)	BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY (formerly known as Bank of America Merrill Lynch International Designated Activity Company) as agent of the other Finance Parties (the “Agent”).

BACKGROUND:

(A)

By a revolving facilities agreement dated 22 May 2015 as amended pursuant to an amendment letter dated 7 October 2015 (the “Original Facility Agreement”) between, among others, the Company, the Original Lenders (as defined therein), Bank of America, N.A. as Arranger and Bank of America Europe Designated Activity Company as Agent, the Original Lenders agreed to make available a revolving facility to MU Finance Limited (formerly known as known as MU Finance plc), as Borrower, on the terms and conditions set out in the Original Facility Agreement.

(B)

Pursuant to an amendment letter dated 7 October 2015 the parties amended the Original Facility Agreement and pursuant to an amendment and restatement agreement dated 4 April 2019 the parties further amended and restated the Original Facility Agreement (the Original Facility Agreement as amended and restated and subsequently amended being the “Facility Agreement”).

(C)

Pursuant to Clause 2.5 (Obligors’ Agent) of the Facility Agreement, each Obligor (other than the Company) irrevocably appointed the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorised the Company to effect amendments, supplements and variations to the Finance Documents notwithstanding that they may affect an Obligor, without further reference to or the consent of that Obligor.

(D)	The parties to this Second Amendment and Restatement Agreement wish to further amend and restate the Facility Agreement to reflect certain changes agreed between them.
(E)

Pursuant to clause 41.2 (Required consents) of the Facility Agreement, the Agent has been irrevocably authorised and instructed by the Majority Lenders to enter into the amendments contemplated by this Second Amendment and Restatement Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Second Amendment and Restatement Agreement:

1.1.1	Unless defined in this Second Amendment and Restatement Agreement, a term defined in the Facility Agreement has the same meaning in this Second Amendment and Restatement Agreement.
1.1.2	“Effective Date” means the date on which the Agent provides the confirmation pursuant to Clause 4 (Effective Date) below.
1.1.3	“Facility Agreement” has the meaning given to the term in the Background hereto.
1.1.4	“Restated Facility Agreement” means the Facility Agreement as amended and restated in the form set out in Schedule 2 (Second Amended and Restated Facility Agreement).

References in the Facility Agreement to “this Agreement”, “hereof”, “hereunder” and expressions of similar import shall be deemed to be references to the Facility Agreement (as amended by this Second Amendment and Restatement Agreement) and to this Second Amendment and Restatement Agreement.

1.2	Interpretation
1.2.1

Unless otherwise expressly stated herein, in this Second Amendment and Restatement Agreement a reference to a “Clause” or a “Schedule” is a reference to a Clause or a Schedule, as the case may be, in or of this Second Amendment and Restatement Agreement. Headings are for convenience only and shall not affect the construction of this Second Amendment and Restatement Agreement.

1.2.2

Clause 1.2 (Construction) of the Facility Agreement will be deemed to be set out in full in this agreement, mutatis mutandis, but as if references in that clause to the Facility Agreement were references to this Second Amendment and Restatement Agreement.

1.2.3

It is agreed that this Second Amendment and Restatement Agreement will constitute a Finance Document for the purposes of the Facility Agreement and a Debt Document under and as defined in the Intercreditor Agreement.

2.	AMENDMENT AND RESTATEMENT
2.1

With effect on and from the Effective Date the Facility Agreement shall be amended and restated in the form set out in Schedule 2 (Amended and Restated Facility Agreement) (subject to any further amendments and changes made after the date of this Second Amendment and Restatement Agreement agreed between the Majority Lenders and the Company) so that the rights and obligations of the Parties relating to their performance on and after the Effective Date under the Facility Agreement shall be governed by, and construed in accordance with, the terms of the Restated Facility Agreement.

2.2	The Facility Agreement is amended only to the extent set out in the Restated Facility Agreement. In all other respects the terms of the Finance Documents remain in full force and effect.
2.3

The parties to this Second Amendment and Restatement Agreement agree that, with effect on and from the Effective Date, they shall have the rights and take on the obligations ascribed to them under the Restated Facility Agreement.

3.	REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Agent that the Repeating Representations are true and accurate in all respects (or, in the case of such Repeating Representations which are not otherwise subject to a materiality threshold or qualification in accordance with their terms, are correct in all material respects) as at the date of this Second Amendment and Restatement Agreement and as at the Effective Date.

4.	EFFECTIVE DATE
4.1

The provisions of Clause 2 (Amendment and Restatement) of this Second Amendment and Restatement Agreement shall come into effect on the Effective Date when the Agent has confirmed in writing to the Company that (i) it has received or (ii) it has waived the requirement to receive, unless stated otherwise in form and substance satisfactory to the Agent (acting reasonably), all of the documents and evidence referred to in Schedule 1 (Conditions Precedent to the Effective Date) to this Second Amendment and Restatement Agreement.  The Agent shall provide such confirmation to the Company and the Lenders promptly upon being so satisfied.

4.2

If the Effective Date does not occur on or before the date falling 30 Business Days after the date of this Second Amendment and Restatement Agreement or such later date as the Company and the Agent may agree, then this Second Amendment and Restatement Agreement shall lapse and be of no further effect and none of the parties to this Second Amendment and Restatement Agreement shall be under any liability under this Second Amendment and Restatement Agreement (save in respect of Clause 5 (Fees and Expenses)) and the Facility Agreement shall be read and construed as if this Second Amendment and Restatement Agreement had never been entered into.

5.	FEES AND EXPENSES

The Borrower shall, or shall procure that a member of the Group will:

5.1

pay to the Lenders that have consented to the amendments herein an upfront fee in the amount, manner and at the times agreed in a fee letter dated on or about the date hereof (the “Amendment Fee Letter”); and

5.2

reimburse the Agent promptly on demand for all reasonable charges and expenses (including, without limitation, the fees and expenses of legal advisors (subject to an agreed cap in writing (if any)) which are incurred by the Agent in connection with this Second Amendment and Restatement Agreement, the Facility Agreement and the arrangements contemplated thereby, whether or not the Effective Date occurs.

6.	CONSENT OF THE GUARANTORS

The Company on behalf of the Guarantors hereby consents, acknowledges and agrees to the amendments and other matters set forth in this Second Amendment and Restatement Agreement and hereby confirms and ratifies in all respects the guarantee in Clause 23 (Guarantee and Indemnity) in the Facility Agreement (including without limitation the continuation of each Guarantor’s payment and performance obligations thereunder upon and after the effectiveness of this Second Amendment and Restatement Agreement) and the enforceability of such guarantee against such Guarantor in accordance with its terms.

7.	MISCELLANEOUS
7.1

The provisions of Clause 37 (Notices), Clause 39 (Partial Invalidity), Clause 40 (Remedies and Waivers) and Clause 46 (Enforcement) of the Facility Agreement shall apply to this Second Amendment and Restatement Agreement as if set out in this Second Amendment and Restatement Agreement, mutatis mutandis, but as if references in those Clauses to the Facility Agreement were references to this Second Amendment and Restatement Agreement.

7.2

This Second Amendment and Restatement Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single instrument, and which counterparts may be delivered by electronic means (including .pdf format).

7.3	The parties hereto intend this Second Amendment and Restatement Agreement shall take effect as a deed, notwithstanding that a party to it may only execute it under hand.
8.	THIRD PARTY RIGHTS
8.1

Unless expressly provided to the contrary in this Second Amendment and Restatement Agreement, a person who is not a party has no right under the Contracts (Rights of Third Parties) Act 1999 (or any analogous provision under any applicable law) to enforce or enjoy the benefit of any term of this Second Amendment and Restatement Agreement.

8.2

Notwithstanding any term of this Second Amendment and Restatement Agreement, the consent of any person who is not a party is not required to amend, rescind or otherwise vary this Second Amendment and Restatement Agreement at any time.

9.	GOVERNING LAW

This Second Amendment and Restatement Agreement and any non-contractual obligations arising out of or in connection with it is governed by English law.

IN WITNESS WHEREOF this Second Amendment and Restatement Agreement has been duly executed as a deed and has been delivered by each of the parties on the date first above written.

SCHEDULE 1

Conditions Precedent to the Effective Date

1.	Corporate authorisations
(a)	A copy of a resolution of the board of directors of the Company and the Borrower:
(i)

approving the terms of, and the transactions contemplated by, this Second Amendment and Restatement Agreement and resolving that it execute, deliver and perform this Second Amendment and Restatement Agreement;

(ii)	authorising a specified person or persons to execute this Second Amendment and Restatement Agreement on its behalf; and
(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Second Amendment and Restatement Agreement.

(b)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (a) above in relation to this Second Amendment and Restatement Agreement and related documents.
(c)

A certificate of an authorised signatory of the Company and the Borrower certifying that its constitutional documents as previously delivered to the Agent and each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Second Amendment and Restatement Agreement.

2.	Transaction Documents
(a)	This Second Amendment and Restatement Agreement executed by the Company and the Borrower.
(b)	The Amendment Fee Letter executed by the Borrower.
3.	Legal opinion

A legal opinion of McGuireWoods London LLP as to English law, addressed to the Agent, the Security Trustee and the Lenders.

4.	Other documents and evidence

Evidence that the fees, costs and expenses (other than legal fees, which shall be paid in full within 5 Business Days after receipt of a written invoice by the Company) then due pursuant to Clause 5 (Fees and Expenses) have been paid or will be paid by the Effective Date

SCHEDULE 2

Amended and Restated Facility Agreement

EXECUTION PAGES

THE COMPANY

EXECUTED AS A DEED BY
RED FOOTBALL LIMITED for and on behalf of itself and each Obligor

/s/ Joel Glazer

Director

/s/ Christopher Rodi

Witness

THE BORROWER

EXECUTED AS A DEED BY
MANCHESTER UNITED FOOTBALL CLUB LIMITED

/s/ Joel Glazer

Chairman

/s/ Christopher Rodi
Witness

[Second Amendment and Restatement Agreement – Signature Page]

THE AGENT

For and on behalf of
BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY as Agent of the other Finance Parties

/s/ Kevin Day

Vice President

[Second Amendment and Restatement Agreement – Signature Page]